                                   EXHIBIT 11

                Statement Re:  Computation of Per Share Earnings

                               Essex Bancorp, Inc.
                        Three Months Ended March 31, 1996
                    (In thousands, except per share amounts)


Income before extraordinary item                                     $ 596

Net effect of the assumed exercise of stock options and warrants-
based on the modified treasury stock method-and dividends in
arrears on preferred stock and proforma debt reduction                (245)
                                                                     -----

                                                                     $ 351
                                                                     -----
                                                                     -----

PRIMARY

Average shares oustanding                                            1,050

Net effect of the assumed exercise of stock options and warrants-
based on the modified treasury stock method-using average market
price                                                                8,160
                                                                     -----

                                                                     9,210
                                                                     -----
                                                                     -----

Income per share before extraordinary item                           $ .04
                                                                     -----
                                                                     -----

Fully diluted loss per share is not presented because the average market price for the three months ended March 31, 1996 was higher than the ending market price on March 31, 1996.